Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-166754, 333-143548, 333-125625 and 333-51708) and Form S-3 (File No. 333-208560) of Comtech Telecommunications Corp. of our report dated May 4, 2016 on the consolidated financial statements of Telecommunication Systems, Inc., as of December 31, 2015 and for the year then ended, which is included in this Current Report on Form 8-K dated May 5, 2016.

/s/ Crowe Horwath LLP

New York, New York

May 5, 2016